Exhibit 5.1(a)

[Faegre & Benson LLP Letterhead]

July 6, 2009

Regis Corporation

7201 Metro Boulevard

Edina, Minnesota 55439

Ladies and Gentlemen:

We have acted as counsel for Regis Corporation, a Minnesota corporation (the “Company”).  In such capacity, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company with respect to the proposed sale, from time to time, of the following (collectively, the “Securities”): (a) the Company’s convertible senior notes (the “Notes”), which may be issued pursuant to an indenture between the Company and Wells Fargo Bank, N.A., as trustee, and (b) shares of common stock, par value $0.05 per share, of the Company issuable directly or upon conversion of the Notes (the “Common Shares”).  Each Common Share includes an attached Series A Junior Participating Preferred Stock Purchase right (which rights, prior to the occurrence of certain events, will not be evidenced separately from the Common Shares).

As part of the corporate actions taken and to be taken in connection with the issuance of the Securities (the “Corporate Proceedings”), the Board of Directors, a committee thereof or certain authorized officers of the Company as authorized by the Board of Directors will, before the Securities are issued and sold under the Registration Statement, authorize the issuance and approve the terms of any Securities to be issued and sold from time to time under the Registration Statement.

We have examined originals or copies, certified or otherwise indicated to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

On the basis of such examination, we are of the opinion that:

1.               The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

2.               The Company has corporate power to issue (a) the Notes, and (b) the Common Shares.

3.               Upon (a) the completion of all required Corporate Proceedings related to the issuance of such Common Shares, and (b) the execution, issuance and delivery of the certificates representing such Common Shares, the Common Shares to be issued directly will, when sold and paid for, be duly and validly issued, fully paid and non-assessable.

4.               Upon (a) the completion of all required Corporate Proceedings related to the issuance of such Notes and Common Shares, and (b) the execution, issuance and delivery of the certificates representing such Common Shares, the Common Shares to be issued upon the conversion of any Note will, upon the consummation of such conversion in accordance with the terms of such Note, be duly and validly issued, fully paid and non-assessable.

The foregoing opinions assume that (a) the Registration Statement and any amendments or supplements relating thereto shall have become and be effective pursuant to timely filings under the Securities Act of 1933, as amended, (b) a prospectus describing each class and series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Commission, (c) the consideration designated in the applicable Corporate Proceedings for any Securities shall have been received by the Company in accordance with applicable law, (d) any Securities to be issued directly will have been duly authorized within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities, (e) any Securities issuable upon conversion, exchange, or exercise of any of the other Securities will have been duly authorized and reserved for issuance within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities, (f) any Notes will have been duly executed and delivered and (g) at the time of the delivery of the Securities, the Corporate Proceedings related thereto will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Securities, none of the particular terms of such Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any issuance limit in the Corporate Proceedings, any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

We have also assumed (a) the accuracy and truthfulness of all public records and of all certifications, documents and other proceedings of the Company examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying such accuracy or truthfulness, (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings, (c) the accuracy and completeness of each document submitted for review and the authenticity of each document that is an original or, if such document is a copy, its conformance to an authentic original, and (d) that natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform the transaction and to carry out their role in it.

The law governed by this opinion is limited to the law of the State of Minnesota.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.  This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Sincerely,

FAEGRE & BENSON LLP

By:	/s/ Amy C. Seidel
Amy C. Seidel